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                                                                    EXHIBIT (12)

                  DAYTON HUDSON CORPORATION AND SUBSIDIARIES

            COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES AND
   RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS FOR THE
               THREE MONTHS ENDED MAY 4, 1996 AND APRIL 29, 1995
                 AND FOR THE FIVE YEARS ENDED FEBRUARY 3, 1996

                             (MILLIONS OF DOLLARS)
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                                          Three Months Ended                 Fiscal Year Ended
                                          ------------------  --------------------------------------------------

                                          May 4,   Apr. 29,   Feb. 3,   Jan. 28,   Jan. 29,   Jan. 30,   Feb. 1,
                                           1996       1995      1996       1995       1994       1993      1992
                                          ------   --------   -------   --------   --------   --------   -------
RATIO OF EARNINGS TO FIXED CHARGES:

Earnings:
 Consolidated net earnings..............   $  41      $  11    $  311     $  434     $  375    $  383     $ 301
  Income taxes..........................      27          7       190        280        232       228       171
                                           -----      -----    ------     ------     ------    ------     -----
    Total earnings......................      68         18       501        714        607       611       472
                                           -----      -----    ------     ------     ------    ------     -----

Fixed charges:
  Interest expense......................     115        111       461        439        459       454       421
  Interest portion of rental expense....      15         16        59         56         45        43        39
                                           -----      -----    ------     ------     ------    ------     -----
    Total fixed charges.................     130        127       520        495        504       497       460
                                           -----      -----    ------     ------     ------    ------     -----

Less:
  Capitalized interest..................      (5)        (3)      (14)        (7)        (5)       (6)      (11)
                                           -----      -----    ------     ------     ------    ------     -----
    Fixed charges in earnings...........     125        124       506        488        499       491       449
                                           -----      -----    ------     ------     ------    ------     -----
Earnings available for fixed charges....   $ 193      $ 142    $1,007     $1,202     $1,106    $1,102     $ 921
                                           =====      =====    ======     ======     ======    ======     =====

Ratio of earnings to fixed charges......    1.48       1.12      1.94       2.43       2.19      2.22      2.00
                                           =====      =====    ======     ======     ======    ======     =====

RATIO OF EARNINGS TO FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS:

Total fixed charges, as above...........   $ 130      $ 127    $  520     $  495     $  504    $  497     $ 460
Dividends on preferred stock
  (pre-tax basis).......................       8         10        37         39         39        39        39
                                           -----      -----    ------     ------     ------    ------     -----
    Total fixed charges and preferred
      stock dividends...................     138        137       557        534        543       536       499
                                           -----      -----    ------     ------     ------    ------     -----
 Earnings available for fixed charges
  and preferred stock dividends.........   $ 193      $ 142    $1,007     $1,202     $1,106    $1,102     $ 921
                                           =====      =====    ======     ======     ======    ======     =====
 Ratio of earnings to fixed charges
  and preferred stock dividends.........    1.39       1.04      1.81       2.25       2.04      2.06      1.85
                                           =====      =====    ======     ======     ======    ======     =====
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